November 8, 2005


Mail Stop 4561

Mr. Ronald E. Roark
P.O. Box 613
Cheyenne, Wyoming 82001

Re:	Crown NorthCorp, Inc.
	Form 10-KSB for the year ended December 31, 2004
	Form 10-QSB for the period ended March 31, 2005 and June 30,
2005
	File No. 000-22936


      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.

      You may contact Yolanda Crittendon, Staff Accountant, at
(202)
551-3472 or the undersigned at (202) 551-3414 if you have questions.



						Sincerely,



Jorge Bonilla
Senior Staff Accountant

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Mr. Ronald Roark
Crown NorthCorp, Inc.
May 31, 2005
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